Exhibit 3.9.1

CERTIFICATE OF INCORPORATION

OF

ET CAPITAL CORP.

1. NAME

The name of this corporation is ET Capital Corp. (the “Corporation”).

2. REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4. CAPITAL STOCK

4.1 Authorized Shares

The aggregate number of shares of common stock (referred to in this Certificate of Incorporation as “Common Stock”) which the Corporation shall have the authority to issue is One Thousand (1,000), with a par value of one cent ($0.01) per share. The Common Stock shall be divided into two classes, as follows: (i) Fifty (50) shares shall be designated as shares of voting common stock (“Voting Common Stock”), and (ii) Nine Hundred Fifty (950) shares shall be designated as shares of nonvoting common stock (“Nonvoting Common Stock”). Except as provided in Section 4.2 hereof, all shares of Voting Common Stock and Nonvoting Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution.

4.2 Voting Rights

Each share of Voting Common Stock shall have one (1) vote on each matter submitted to a vote of the stockholders of the Corporation. The holders of shares of Nonvoting Common Stock shall not be entitled to vote on any matters upon which stockholders of the Corporation may vote. The holders of Nonvoting Common Stock shall be entitled to notification as to any meeting of stockholders of the Corporation.

5. PREEMPTIVE AND PREFERENTIAL RIGHTS

No holder of shares of any class of stock authorized or issued pursuant hereto shall have any preemptive or preferential right of subscription to, or purchase of, any shares of any class of stock of this Corporation, either now or hereafter authorized, or to the obligations convertible into stock of any class of this Corporation, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix pursuant to the authority conferred by this Certificate of Incorporation.

6. INCORPORATOR; INITIAL DIRECTORS

6.1 Incorporator

The name and mailing address of the incorporator (the “Incorporator”) is M.C. Kinnamon at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

6.2 Initial Directors

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS
Michael R. Walker	415 McFarlan Road, Suite 202 Kennett Square, Pennsylvania 19438
Edward B. Romanov, Jr.	415 McFarlan Road, Suite 202 Kennett Square, Pennsylvania 19438
D. Lee McCreary, Jr.	415 McFarlan Road, Suite 202 Kennett Square, Pennsylvania 19438

7. BOARD OF DIRECTORS

7.1 Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

7.2 Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7.2 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

8. EXISTENCE

The Corporation shall have perpetual existence.

9. INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (or its successor), as the same may be amended from time to time, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses (and shall advance expenses to the extent provided for by said section), liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors, except as otherwise provided in this Certificate of Incorporation or provisions of the Bylaws of the Corporation, is expressly authorized and empowered to adopt, alter, amend and repeal the Bylaws of the Corporation by a vote of a majority of the Board of Directors.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 26th day of January, 1998.

THE CORPORATION TRUST COMPANY
Incorporator

By:	/s/ M.C. Kinnamon
Name:	M.C. Kinnamon
Title:	Incorporator